Exhibit 99.1

Natera Reports Fourth Quarter and Full Year 2024 Financial Results

AUSTIN, Texas, February 27, 2025 /PRNewswire/ — Natera, Inc. (NASDAQ:  NTRA), a global leader in cell-free DNA and genetic testing, today reported its financial results for the fourth quarter and full year ended December 31, 2024.

Recent Financial Highlights

•	Generated total revenues of $476.1 million in the fourth quarter of 2024, compared to $311.1 million in the fourth quarter of 2023, an increase of 53.0%. Product revenues grew 53.9% over the same period.

•	Generated a gross margin of 62.9% in the fourth quarter of 2024, compared to a gross margin of 51.4% in the fourth quarter of 2023.

•	Generated total revenues of $1,696.9 million in the full year of 2024, compared to $1,082.6 million in the full year 2023, an increase of 56.7%. Product revenues grew 57.7% over the same period.

•	Generated a gross margin of 60.3% in the full year of 2024, compared to a gross margin of 45.5% in the full year of 2023.

•	Processed approximately 792,800 tests in the fourth quarter of 2024, compared to approximately 626,800 tests in the fourth quarter of 2023, an increase of 26.5%.

•	Processed approximately 3,064,600 tests in the full year of 2024, compared to approximately 2,496,100 tests in the full year of 2023, an increase of 22.8%.

•	Performed approximately 150,800 oncology tests in the fourth quarter of 2024, compared to approximately 97,500 in the fourth quarter of 2023, an increase of 54.7%.

•	Performed approximately 528,200 oncology tests in the full year 2024, compared to approximately 341,000 in the full year 2023, an increase of 54.9%.

•	Achieved positive cash flow of approximately $45.7 million[1] in the fourth quarter of 2024.

“We had a strong finish to the year, with excellent performance across the board,” said Steve Chapman, chief executive officer of Natera. “Our ongoing success can be attributed to the mission-driven mindset of our team and our focus on patients. We have significant momentum, with several potential catalysts in 2025 and beyond.”

Fourth Quarter and Year Ended December 31, 2024 Financial Results

Total revenues were $476.1 million in the fourth quarter of 2024 compared to $311.1 million in the fourth quarter of 2023, an increase of 53.0%. The increase in total revenues was driven primarily by a 53.9% increase in product revenues, which were $472.9 million in the fourth quarter of 2024 compared to $307.3 million in the fourth quarter of 2023. The increase in product revenues was primarily driven by an increase in volume and average selling price improvements.

Natera processed approximately 792,800 tests in the fourth quarter of 2024, including approximately 778,400 tests accessioned in its laboratory, compared to approximately 626,800 tests processed, including approximately 610,100 tests accessioned in its laboratory, in the fourth quarter of 2023.

In the fourth quarter of 2024, Natera recognized revenue on approximately 771,700 tests for which results were reported to customers in the period (tests reported), including approximately 758,200 tests reported from its laboratory, compared to approximately 619,800 tests reported, including approximately 604,200 tests reported from its laboratory, in the fourth quarter of 2023, an increase of 24.5% from the prior period.

Total revenues were $1,696.9 million in the full year 2024 compared to $1,082.6 million in the full year 2023, an increase of 56.7%. The increase in total revenues was driven primarily by a 57.7% increase in product revenues, which were $1,685.1 million in the full year 2024 compared to $1,068.5 million in the full year 2023. The increase in product revenues was primarily driven by an increase in volume and average selling price improvements.

Natera processed approximately 3,064,600 tests in the full year 2024, including approximately 3,001,900 tests accessioned in its laboratory, compared to approximately 2,496,100 tests processed, including approximately 2,426,500 tests accessioned in its laboratory, in the full year 2023.

In the full year 2024, Natera recognized revenue on approximately 2,926,400 tests for which results were reported to customers in the period (tests reported), including approximately 2,867,400 tests reported from its laboratory, compared to approximately 2,388,200 tests reported, including approximately 2,323,400 tests reported from its laboratory, in the full year 2023, an increase of 22.5% from the prior period.

Gross profit2 for the three months ended December 31, 2024 and 2023 was $299.6 million and $159.9 million, respectively, representing a gross margin of 62.9% and 51.4%, respectively. Gross profit2 for the year ended December 31, 2024 and 2023 was $1,023.2 million and $492.7 million, respectively, representing a gross margin of 60.3% and 45.5%, respectively. Natera had higher gross margin in the fourth quarter of 2024 and for the full year 2024 primarily as a result of higher revenues and continued progress in reducing cost of revenues associated with tests processed. Total operating expenses, representing research and development expenses and selling, general and administrative expenses, for the fourth quarter of 2024 were $364.4 million, compared to $244.4 million in the same period of the prior year, an increase of 49.1%. Total operating expenses, representing research and development expenses and selling, general and administrative expenses, for the full year 2024 were $1,245.5 million, compared to $939.0 million in the same period of the prior year, an increase of 32.6%. The increases in both periods were primarily driven by headcount growth to support new product offerings as well as increases in consulting and legal expenses.

Loss from operations for the fourth quarter of 2024 was $64.7 million compared to $84.5 million for the same period of the prior year. Loss from operations for full year 2024 was $222.3 million compared to $446.3 million for the same period of the prior year.

Natera reported a net loss for the fourth quarter of 2024 of $53.8 million, or ($0.41) per diluted share, compared to a net loss of $78.0 million, or ($0.65) per diluted share, for the same period in 2023. Weighted average shares outstanding were approximately 131.4 million in the fourth quarter of 2024 compared to 119.3 million in the fourth quarter of the prior year. Natera’s net loss for the full year 2024 was $190.4 million, or ($1.53) per diluted share, compared to a net loss of $434.8 million, or ($3.78) per diluted share, in 2023. Weighted average shares outstanding were 124.7 million in the full year 2024 compared to 115.0 million for the same period in the prior year.

At December 31, 2024, Natera held approximately $968.3 million in cash, cash equivalents, short-term investments and restricted cash, compared to $879.0 million as of December 31, 2023. As of December 31, 2024, Natera had a total outstanding debt balance of $80.4 million including accrued interest under its line of credit with UBS at a variable interest rate of 30-day SOFR plus 50 bps. The Company previously had convertible senior notes which were redeemed or converted on October 11, 2024.

Financial Outlook

Natera anticipates 2025 total revenue of $1.87 billion to $1.95 billion; 2025 gross margin to be approximately 60% to 64% of revenues; selling, general and administrative costs to be approximately $950 million to $975 million; research and development costs to be $525 million to $550 million; and net cash inflow to be positive3.

Test Volume Summary
Unit	Q4 2024	Q4 2023	FY 2024	FY 2023	Definition
Tests processed	792,800	626,800	3,064,600	2,496,100	Tests accessioned in our laboratory plus units processed outside of our laboratory
Tests accessioned	778,400	610,100	3,001,900	2,426,500	Test accessioned in our laboratory
Tests reported	771,700	619,800	2,926,400	2,388,200	Total tests reported
Tests reported in our laboratory	758,200	604,200	2,867,400	2,323,400	Total tests reported in our laboratory less units reported outside of our laboratory

About Natera

Natera™ is a global leader in cell-free DNA and genetic testing, dedicated to oncology, women’s health, and organ health. We aim to make personalized genetic testing and diagnostics part of the standard of care to protect health and enable earlier, more targeted interventions that help lead to longer, healthier lives. Natera’s tests are validated by more than 250 peer-reviewed publications that demonstrate high accuracy. Natera operates ISO 13485-certified and CAP-accredited laboratories certified under the Clinical Laboratory Improvement Amendments (CLIA) in Austin, Texas and San Carlos, California. For more information, visit www.natera.com.

Conference Call Information

Event:	Natera’s Fourth Quarter and Full Year 2024 Financial Results Conference Call
Date:	Thursday, February 27, 2025
Time:	1:30 p.m. PT (4:30 p.m. ET)
Live Dial-In:	1-888-770-7321 (Domestic)
1-929-201-7107 (International)
Conference ID:	7684785
Webcast Link:	https://events.q4inc.com/attendee/538630796

Forward-Looking Statements

This press release contains forward-looking statements under the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts, including statements regarding its market opportunity, anticipated products and launch schedules, reimbursement coverage and product costs, commercial and strategic partnerships and acquisitions, user experience, clinical trials and studies, and its strategies, goals and general business and market conditions, are forward-looking statements. Any forward-looking statements contained in this press release are based upon Natera’s current plans, estimates, and expectations, as of the date of this release, and are not a representation that such plans, estimates, or expectations will be achieved. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including: we face numerous uncertainties and challenges in achieving our financial projections and goals; we may be unable to further increase the use and adoption of our products through our direct sales efforts or through our laboratory partners; we have incurred net losses since our inception and we anticipate that we will continue to incur net losses for the foreseeable future; our quarterly results may fluctuate from period to period; our estimates of market opportunity and forecasts of market growth may prove to be inaccurate; we may be unable to compete successfully with existing or future products or services offered by our competitors; we may engage in acquisitions, dispositions or other strategic transactions that may not achieve our anticipated benefits and could otherwise disrupt our business, cause dilution to our stockholders or reduce our financial resources; our products may not perform as expected; the results of our clinical studies may not support the use and reimbursement of our tests, particularly for microdeletions screening, and may not be able to be replicated in later studies required for regulatory approvals or clearances; if either of our primary CLIA-certified laboratories becomes inoperable, we will be unable to perform our tests and our business will be harmed; we rely on a limited number of suppliers or, in some cases, single suppliers, for some of our laboratory instruments and materials and may not be able to find replacements or immediately transition to alternative suppliers; if we are unable to successfully scale our operations, our business could suffer; the marketing, sale, and use of Panorama and our other products could result in substantial damages arising from product liability or professional liability claims that exceed our resources; we may be unable to expand, obtain or maintain third-party payer coverage and reimbursement for our tests, and we may be required to refund reimbursements already received; third-party payers may withdraw coverage or provide lower levels of reimbursement due to changing policies, billing complexities or other factors; we could incur substantial costs and delays complying with governmental regulations, including recently enacted FDA regulations regarding LDTs; litigation and other regulatory or governmental proceedings, related to our intellectual property or the commercialization of our tests, are costly, time- consuming, could result in our obligation to pay material judgments or incur material settlement costs, and could limit our ability to commercialize our tests; and any inability to effectively protect our proprietary technology could harm our competitive position or our brand..

We discuss these and other risks and uncertainties in greater detail in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports on Forms 10-K and 10-Q and in other filings that we make with the SEC from time to time. These documents are available on our website at www.natera.com under the Investor Relations section and on the SEC’s website at www.sec.gov.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement. In light of these risks, uncertainties and assumptions, you should not place undue reliance on our forward-looking statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this presentation to conform these statements to actual results or to changes in our expectations.

References

1.	Positive cash inflow for the quarter ended December 31, 2024, is derived from the GAAP Statement of Cash Flows as follows: net cash provided by operating activities of $52.9 million, net cash provided by financing activities of $10.9 million, offset by net cash used in investing activities for purchases of property and equipment, investment in related party and cash paid for acquisition of intangible assets of $18.1 million.
2.	Gross profit is calculated as GAAP total revenues less GAAP cost of revenues. Gross margin is calculated as gross profit divided by GAAP total revenues.
3.	Cash (outflow) inflow is calculated as the sum of GAAP net cash provided by (used in) operating activities, GAAP net cash provided by (used in) financing activities, and GAAP net cash provided by (used in) investing activities for purchases of property and equipment, investment in related party, and acquisition of intangible assets.

Contacts

Investor Relations
Mike Brophy, CFO, Natera, Inc., 510-826-2350

Media
Lesley Bogdanow, VP of Corporate Communications, Natera, Inc., pr@natera.com

Natera, Inc.

Consolidated Balance Sheets

(Unaudited)

(in thousands, except shares)

	December 31,	December 31,
	2024	2023 (1)
Assets
Current assets:
Cash, cash equivalents and restricted cash	$945,587	$642,095
Short-term investments	22,689	236,882
Accounts receivable, net of allowance of $7,259 in 2024 and $6,481 in 2023	314,165	278,289
Inventory	44,744	40,759
Prepaid expenses and other current assets	48,635	60,524
Total current assets	1,375,820	1,258,549
Property and equipment, net	162,046	111,210
Operating lease right-of-use assets	86,149	56,537
Other assets	36,720	15,403
Total assets	$1,660,735	$1,441,699

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$34,922	$14,998
Accrued compensation	62,114	45,857
Other accrued liabilities	146,893	149,405
Deferred revenue, current portion	19,754	16,612
Short-term debt financing	80,362	80,402
Total current liabilities	344,045	307,274
Long-term debt financing	—	282,945
Deferred revenue, long-term portion and other liabilities	24,682	19,128
Operating lease liabilities, long-term portion	96,588	67,025
Total liabilities	465,315	676,372
Commitments and contingencies
Stockholders’ equity:
Common stock (2)	12	11
Additional paid in capital	3,763,614	3,145,837
Accumulated deficit	(2,567,862)	(2,377,436)
Accumulated other comprehensive loss	(344)	(3,085)
Total stockholders’ equity	1,195,420	765,327
Total liabilities and stockholders’ equity	$1,660,735	$1,441,699

(1)	The consolidated balance sheet at December 31, 2023 has been derived from the audited consolidated financial statements at that date included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.
(2)	As of December 31, 2024 and December 31, 2023, there were approximately 132,646,000 and 119,581,000 shares of common stock issued and outstanding, respectively.

Natera, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except per share data)

	Year ended December 31,
	2024	2023	2022
Revenues
Product revenues	$1,685,074	$1,068,522	$797,307
Licensing and other revenues	11,837	14,049	22,915
Total revenues	1,696,911	1,082,571	820,222
Cost and expenses
Cost of product revenues	672,304	588,564	453,632
Cost of licensing and other revenues	1,449	1,267	2,624
Research and development	404,138	320,678	316,415
Selling, general and administrative	841,314	618,307	588,591
Total cost and expenses	1,919,205	1,528,816	1,361,262
Loss from operations	(222,294)	(446,245)	(541,040)
Interest expense	(10,685)	(12,638)	(9,319)
Interest and other income, net	43,248	24,353	3,538
Loss before income taxes	(189,731)	(434,530)	(546,821)
Income tax expense	(695)	(271)	(978)
Net loss	$(190,426)	$(434,801)	$(547,799)
Unrealized gain (loss) on available-for-sale securities, net of tax	2,741	13,277	(14,075)
Comprehensive loss	$(187,685)	$(421,524)	$(561,874)

Net loss per share:
Basic and diluted	$(1.53)	$(3.78)	$(5.57)

Weighted-average number of shares used in computing basic and diluted net loss per share:
Basic and diluted	124,718	114,997	98,408